Exhibit 4.2

BUCKEYE PARTNERS, L.P.,

AS ISSUER,

and

BRANCH BANKING AND TRUST COMPANY,

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 22, 2018

to

Subordinated Indenture dated as of January 22, 2018

Junior Subordinated Notes due 2078

TABLE OF CONTENTS

		Page
Article I
DEFINITIONS

Section 1.01	Definition of Terms	1
Section 1.02	Rules of Construction	6

Article II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01	Designation and Principal Amount	6
Section 2.02	Maturity	7
Section 2.03	Form	7
Section 2.04	Registrar and Paying Agent	7
Section 2.05	Transfer and Exchange	7
Section 2.06	Interest Rates and Payment of Principal and Interest	8

Article III
REDEMPTION OF THE NOTES

Section 3.01	Optional Redemption	9

Article IV
DEFERRAL OF INTEREST

Section 4.01	Optional Deferral	9
Section 4.02	Notice of Optional Deferrals	10

Article V
CERTAIN COVENANTS

Section 5.01	Certain Covenants in Indenture Inapplicable to the Notes	10
Section 5.02	Restrictions on Certain Payments During Optional Deferral Period	10

Article VI
SUBORDINATION

Section 6.01	Subordination	11
Section 6.02	Amendment and Restatement of Certain Subordination Provisions	11

Article VII
APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01	Applicability of Defeasance and Covenant Defeasance	13

Article VIII
EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE AND HOLDERS OF NOTES

Section 8.01	Amendment and Restatement of Events of Default Provisions	13

Article IX
MISCELLANEOUS PROVISIONS

Section 9.01	Ratification of Original Indenture and First Supplemental Indenture	15
Section 9.02	No Recourse to General Partner	15
Section 9.03	Treatment of the Notes	15
Section 9.04	Table of Contents, Headings, etc.	15
Section 9.05	Separability	15
Section 9.06	Counterpart Originals	15
Section 9.07	Governing Law	16
Section 9.08	Certain Trustee Matters	16

Exhibit A	Form of the Notes

THIS FIRST SUPPLEMENTAL INDENTURE dated as of January 22, 2018 (this “First Supplemental Indenture”) is between Buckeye Partners, L.P., a Delaware limited partnership (the “Issuer” or the “Partnership”), and Branch Banking and Trust Company, a bank organized and existing under the laws of the state of North Carolina, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Issuer has executed and delivered to the Trustee a Subordinated Indenture, dated as of January 22, 2018 (the “Original Indenture”), providing for the issuance by the Issuer from time to time of its subordinated, unsecured debentures, notes or other evidences of indebtedness, issued and to be issued in one or more series unlimited as to principal amount; and

WHEREAS, the Issuer has duly authorized and now desires to cause to be issued pursuant to Sections 2.01 and 3.01 of the Original Indenture, a new series of Securities designated as its “Junior Subordinated Notes due 2078” (the “Notes”); and

WHEREAS, pursuant to Section 9.03 of the Original Indenture, the Issuer has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, the Original Indenture, as amended and supplemented by this First Supplemental Indenture and as it may be further amended and supplemented from time to time in relation the Notes, shall be referred to herein as the “Indenture”; and

WHEREAS, all things necessary have been done to make (i) this First Supplemental Indenture a valid and legally binding agreement of the Issuer, and (ii) the Notes, when executed and delivered by the Issuer and authenticated by the Trustee, the valid and legally binding obligations of the Issuer;

NOW, THEREFORE, the Issuer and the Trustee hereby agree that the following provisions shall supplement the Original Indenture:

Article I

DEFINITIONS

Section 1.01 Definition of Terms.

Unless the context otherwise requires:

(a) a term defined in the Original Indenture has the same meaning when used in this First Supplemental Indenture; provided, however, that, where a term is defined in both this First Supplemental Indenture and in the Original Indenture, the meaning given to such term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture and with respect to the Notes, but shall not control with respect to any other series of Securities issued pursuant to the Original Indenture;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout this First Supplemental Indenture and with respect to the Notes, but shall not affect any other series of Securities issued pursuant to the Original Indenture;

(c) any term used herein that is defined in the TIA, either directly or by reference therein, has the meanings ascribed to it therein; and

(d) the following terms have the following respective meanings:

“Additional Interest” means interest accrued on Deferred Interest in accordance with the provisions of Section 2.06(a) and 2.06(b).

“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.

“Bankruptcy Event” means, with respect to any Person, that (i) such Person, pursuant to or within the meaning of any Bankruptcy Law, (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (D) makes a general assignment for the benefit of its creditors; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such Person as debtor in an involuntary case; (B) appoints a Custodian of such Person or a Custodian for all or substantially all of the property of such Person; or (C) orders the liquidation of such Person, and, in the case of clauses (ii)(A) through (ii)(C), the order or decree remains unstayed and in effect for 60 days.

“Book-Entry Notes” has the meaning set forth in Section 2.03.

“Business Day” means a day other than a Saturday or a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed.

“Calculation Agent” means a banking institution or trust company to be appointed by the Issuer to act as calculation agent prior to the commencement of the Floating Rate Period or, in the absence of such appointment, the Issuer.

“Current Interest” means, on or prior to an Interest Payment Date, interest accrued on the principal amount of the Notes at the Fixed Rate or the Floating Rate, as the case may be, since the immediately preceding Interest Payment Date. For the avoidance of doubt, Current Interest shall not include Deferred Interest.

“Default” has the meaning set forth in Section 8.01.

“Deferred Interest” means (i) interest the payment of which has been deferred pursuant to Section 4.01 plus (ii) all interest accrued thereon since the due date thereof in accordance with Sections 2.06(a), 2.06(b) and 2.06(e).

“Designated Senior Indebtedness” means (i) any Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and (ii) any issue of Senior Indebtedness designated by the Issuer at the time of its issuance as Designated Senior Indebtedness.

“DTC” means The Depository Trust Company, New York, New York, or any successor thereto.

“First Supplemental Indenture” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Fixed Rate” means 6.375% per year.

“Fixed Rate Period” means the period commencing on January 22, 2018 to, but not including, January 22, 2023 or an earlier Redemption Date.

“Floating Rate” means, with respect to a Quarterly Interest Period, the sum of the Three-Month LIBOR Rate for such Quarterly Interest Period plus 4.02%.

“Floating Rate Period” means the period commencing on January 22, 2023 to, but not including, January 22, 2078 or an earlier Redemption Date.

“Indebtedness Ranking on a Parity with the Notes” means indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Notes in right of payment upon the dissolution, winding-up, liquidation or reorganization of the Issuer or similar events with respect to the Issuer.

“Indebtedness Ranking Junior to the Notes” means indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to, and not equally with or prior to, the Notes in right of payment upon the dissolution, winding-up, liquidation or reorganization of the Issuer or similar events with respect to the Issuer.

“Indenture” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Interest Payment Date” means a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means a Quarterly Interest Period or a Semi-Annual Interest Period, as the case may be.

“Issuer” or “Partnership” means the Person named as the “Partnership” in the preamble of the Original Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Issuer” or “Partnership” shall mean such successor Person.

“LIBOR Business Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank Market.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Rate Reset Date” means each January 22, April 22, July 22 and October 22 during the Floating Rate Period, commencing January 22, 2023; provided, however, that if any such day is not Business Day, then the LIBOR Rate Reset Date shall be the next day that is a Business Day, except that if such next day that is a Business Day falls in the next succeeding calendar month, then such date shall be the immediately preceding Business Day.

“Notes” means the Junior Subordinated Notes due 2078.

“Optional Deferral” has the meaning set forth in Section 4.01(a).

“Optional Deferral Period” means the period of time commencing on an Interest Payment Date with respect to which the Issuer has optionally deferred payment of Current Interest pursuant to Section 4.01(a) and ending upon the earlier of (i) the Interest Payment Date on which all Deferred Interest and Current Interest to, but not including, such Interest Payment Date shall have been paid and (ii) the first Interest Payment Date on which the Issuer shall have deferred payment of some or all of the Current Interest due on a number of consecutive Interest Payment Dates with respect to consecutive Interest Periods that, taken together as a single period, would exceed ten (10) consecutive years.

“Original Indenture” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Quarterly Interest Payment Date” means each January 22, April 22, July 22 and October 22 during the Floating Rate Period, commencing April 22, 2023; provided, however, that if any such day (other than on January 22, 2078 or an earlier Redemption Date) is not Business Day, then the Quarterly Interest Payment Date shall be the next day that is a Business Day, except that if such next day that is a Business Day falls in the next succeeding calendar month, then such payment shall be made on the immediately preceding Business Day.

“Quarterly Interest Period” means each period commencing on and including a Quarterly Interest Payment Date and continuing to but not including the next succeeding Quarterly Interest Payment Date (except that the first Quarterly Interest Period will commence on and include January 22, 2023).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that publishes a rating for the Issuer for purposes of assigning equity credit to securities such as the Notes on the date of original issuance of the Notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the Notes as compared with the amount of equity credit that such rating agency had assigned to the Notes as of the date of original issuance thereof.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Notes are Book-Entry Notes or (ii) on the 15th calendar day preceding such Interest Payment Date if the Notes are not Book-Entry Notes (regardless of whether such day is a Business Day).

“Reuters Page LIBOR01” means the display designated as Reuters LIBOR01 on the Reuters service (or such other page as may replace the Reuters Page LIBOR01 on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“Semi-Annual Interest Payment Date” means each January 22 and July 22 during the Fixed Rate Period, commencing July 22, 2018.

“Semi-Annual Interest Period” means each period commencing on a Semi-Annual Interest Payment Date and continuing to, but not including, the next succeeding Semi-Annual Interest Payment Date (except that the first Semi-Annual Interest Period will commence on January 22, 2018).

“Senior Indebtedness” means, with respect to any Person, the principal of, any interest and premium, if any, on, and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred: (i)(A) indebtedness of such Person for borrowed money; (B) indebtedness of such Person evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated in right of payment (other than the Notes), issued under credit agreements, indentures or other similar instruments (other than this First Supplemental Indenture), and other similar instruments; (C) obligations of such Person arising from or with respect to guarantees and direct credit substitutes; (D) obligations of such Person arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts); (E) capitalized lease obligations of such Person; (F) obligations of such Person arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangements or similar credit transactions; (G) operating leases of such Person (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”); and (H) guarantees by such Person of any indebtedness or obligations of others of the types described in clauses (A) through (G) immediately above, and (ii) any modifications, refundings, deferrals, renewals, or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor; provided, however, that Senior Indebtedness shall not include the obligations of such Person in respect of: (1) trade accounts payable of such Person; (2) any indebtedness incurred by such Person for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services; (3) Indebtedness Ranking on a Parity with the Notes; (4) Indebtedness Ranking Junior to the Notes; and (5) indebtedness owed by such Person to its Subsidiaries.

“Tax Event” means the receipt by the Issuer of an opinion of counsel experienced in tax matters that, as a result of any (i) amendment to, clarification of or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws and treaties, (ii) an Administrative Action, (iii) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, or (iv) a threatened challenge asserted in writing in connection with an audit of the Issuer or any of the Issuer’s Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case of clauses (i), (ii), (iii) and (iv), that occurs on or after the date of the original issuance of the Notes, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Issuer for U.S. federal income tax purposes.

“Three-Month LIBOR Rate” means, for each Quarterly Interest Period, the rate (expressed as a percentage per year) for deposits in U.S. dollars having a three-month maturity that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date; provided that, if three-month LIBOR has been discontinued, then the Calculation Agent shall consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to three-month LIBOR. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of Business Day and LIBOR Business Day, the LIBOR Interest Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the provisions of the following paragraph will apply.

If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent shall request that the principal London offices of four major reference banks in the London Inter-Bank Market provide the Calculation Agent with their offered quotations for deposits in

U.S. dollars in a principal amount of not less than $1,000,000 for the period of three months, commencing on the LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one-hundredth (0.01) of a percent) of such quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., Eastern time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Calculation Agent are not providing quotations in the manner described herein, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates, shall determine the rate for the Quarterly Interest Period following the LIBOR Interest Determination Date in its sole discretion.

“Trustee” means the Person named as the “Trustee” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Person.

Section 1.02 Rules of Construction.

The following provisions shall be applied wherever appropriate herein:

(a) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this First Supplemental Indenture, unless otherwise expressly stated herein; and

(b) the Exhibits attached hereto are incorporated herein by reference and shall be considered part of this First Supplemental Indenture.

Article II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount.

There are hereby established a new series of Securities to be issued under the Indenture, that are designated as the “Junior Subordinated Notes due 2078.”

The Trustee shall initially authenticate and deliver for original issue Notes in an initial aggregate principal amount of $400,000,000 upon delivery to the Trustee of a Partnership Order for the authentication and delivery of such Notes.

The Notes shall initially be limited in aggregate principal amount to $400,000,000. The Issuer may, without the consent of the Holders of the Notes, issue additional Notes so that the additional Notes may be consolidated and form a single series with the Notes issued on the date hereof and have the same terms (except for the issue date, the public offering price and, if applicable, the initial Interest Payment Date) as to ranking, maturity, redemption or otherwise, provided that such additional Notes shall be fungible with the previously issued Notes for U.S. federal income tax purposes.

The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.02 Maturity.

The Stated Maturity of the principal of the Notes shall be January 22, 2078.

Section 2.03 Form.

The Notes and the related Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to this First Supplemental Indenture with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Issuer may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which any of such Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the officers executing such Notes, as evidenced by their execution thereof.

Such Exhibit A is hereby incorporated into this First Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued only as Registered Securities. The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Book-Entry Notes”). Each Book-Entry Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Book-Entry Note to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in the Book-Entry Note. The Issuer initially appoints DTC to act as Depositary with respect to the Book-Entry Notes.

Section 2.04 Registrar and Paying Agent.

The Issuer initially appoints the Trustee as Registrar and paying agent with respect to the Notes. The office or agency in the City and State of New York where Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be the Corporate Trust Office of the Trustee.

Section 2.05 Transfer and Exchange.

The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 3.05 of the Original Indenture and the rules and procedures of the Depositary therefor.

Section 2.06 Interest Rates and Payment of Principal and Interest.

(a) During the Fixed Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon will bear interest at a per annum rate equal to the Fixed Rate until the commencement of the Floating Rate Period or, if earlier, until the principal thereof and all interest thereon is paid, compounded semi-annually (in the case of deferred or overdue interest) and payable (subject to the provisions of Article IV) semi-annually in arrears on each Semi-Annual Interest Payment Date.

(b) During the Floating Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon will bear interest during each Quarterly Interest Period at a per annum rate equal to the applicable Floating Rate for such period, until the principal thereof and all interest thereon is paid, compounded quarterly (in the case of deferred or overdue interest) and payable (subject to the provisions of Article IV) quarterly in arrears on each Quarterly Interest Payment Date. The Calculation Agent shall calculate the Floating Rate with respect to each Floating Rate Period and the amount of interest payable on each Quarterly Interest Payment Date as promptly as practicable according to the appropriate method described herein. Promptly upon such determination, the Calculation Agent shall notify the Issuer and the Trustee of the Floating Rate for the Quarterly Interest Period and the amount of interest (per $1,000 principal amount of Notes) payable to each Holder on each Quarterly Interest Payment Date. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and Holders of the Notes, the Issuer and the Trustee.

(c) Payments of principal of, and premium, if any, and interest due on, Notes in book-entry form on any Interest Payment Date, upon redemption or at final maturity will be made available to the Trustee by 11:00 a.m., Eastern time, on the applicable maturity date, Redemption Date or Interest Payment Date, unless such date falls on a day that is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., Eastern time, on the next succeeding Business Day; provided, however, that, during the Floating Rate Period, if such next succeeding Business Day falls in the next succeeding calendar month, then such payments will be made available to the Trustee by 11:00 a.m., Eastern time, on the immediately preceding Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary. Other than in connection with the final maturity or redemption of the Notes or in connection with payment of Defaulted Interest, interest on the Notes may be paid only on an Interest Payment Date. Payments of principal of, and premium, if any, and interest due on, the Notes other than Book-Entry Notes on any Interest Payment Date, upon redemption or at final maturity will be made in accordance with the provisions of the Original Indenture applicable to such payments with respect to certificated Securities. Payments of interest due on the Notes shall be payable to the Person in whose name such Note is registered on the Regular Record Date immediately preceding the applicable Interest Payment Date; provided that interest payable at final maturity or on a Redemption Date shall be paid to the Person to whom principal of the Note is payable.

(d) The amount of interest payable on any Semi-Annual Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable on any Quarterly Interest Payment Date during the Floating Rate Period will be computed on the basis of the actual number of days elapsed during the immediately prior Quarterly Interest Period divided by 360.

(e) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue interest thereon, shall compound until paid, (i) semi-annually in accordance with Section 2.06(a) at the Fixed Rate on each Semi-Annual Interest Payment Date during the Fixed Rate Period and (ii) quarterly in accordance with Section 2.06(b) at the applicable Floating Rate on each Quarterly Interest Payment Date during the Floating Rate Period.

(f) If the Issuer shall make a partial payment of interest on any Interest Payment Date, such payment shall be applied, first, to Deferred Interest until all such Deferred Interest has been paid and, second, to any Current Interest.

(g) To the extent that the provisions of this Section 2.06 are inconsistent with the provisions of Article III of the Original Indenture, the provisions of this Section 2.06 shall control.

Article III

REDEMPTION OF THE NOTES

Section 3.01 Optional Redemption.

(a) At any time and from time to time on or after January 22, 2023, the Notes will be subject to redemption at the option of the Issuer in whole or in part upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Notes being redeemed to the Redemption Date.

(b) In addition, before January 22, 2023, if a Tax Event shall occur and be continuing, the Issuer may redeem the Notes following the occurrence of such Tax Event, in whole, but not in part, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.

(c) In addition, before January 22, 2023, if a Rating Agency Event shall occur and be continuing, the Issuer may redeem the Notes following the occurrence of such Rating Agency Event, in whole, but not in part, at a redemption price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.

(d) In the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof.

(e) Notice of redemption of the Notes pursuant to this Section 3.01 shall be given as provided in Section 11.04 of the Original Indenture.

(f) Any redemption of less than all of the Notes shall, with respect to the principal thereof, be divisible by $1,000.

Article IV

DEFERRAL OF INTEREST

Section 4.01 Optional Deferral.

(a) So long as no Event of Default has occurred and is continuing, the Issuer shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest or Deferred Interest otherwise due on the Notes on any Interest Payment Date (an “Optional Deferral”); provided, however, that the Issuer may not (i) elect to defer payment of any interest otherwise due on any Interest Payment Date if, as a result of such deferral, the Issuer shall have deferred payment of some or all of the interest due on a number of consecutive Interest

Payment Dates with respect to a number of consecutive Interest Periods which, when taken together as a single period, would exceed ten (10) consecutive years, or (ii) elect to defer payment of any interest due on the final maturity date of the Notes, or, with respect to any Notes being redeemed, on the Redemption Date for such Notes. During an Optional Deferral Period, no interest on the Notes shall be due and payable until the end of such Optional Deferral Period (except upon a redemption of the Notes during such period); however, interest shall accrue on the Notes during such period in accordance with Sections 2.06(a), 2.06(b) and 2.06(e).

(b) Following the termination of an Optional Deferral Period and the payment of all Deferred Interest accrued during such Optional Deferral Period, the Issuer may again elect pursuant to Section 4.01(a) to make an Optional Deferral.

(c) On the Interest Payment Date on which the Issuer desires to terminate an Optional Deferral Period or at the end of an Optional Deferral Period pursuant to clause (ii) of the definition of “Optional Deferral Period,” the Issuer shall pay all Current Interest, Deferred Interest and, to the extent permitted by applicable law, Additional Interest. Such interest shall be payable to the Holders of the Notes in whose names the Notes are registered in the Security Register for the Notes on the Regular Record Date with respect to such Interest Payment Date.

Section 4.02 Notice of Optional Deferrals.

The Issuer shall give written notice to the Trustee of any election of an Optional Deferral pursuant to Section 4.01 not fewer than ten (10) nor more than sixty (60) Business Days prior to the earlier of (i) the Interest Payment Date for which the interest on the Notes will be deferred or (ii) the date, if any, upon which the Issuer is required to give notice of such Interest Payment Date or Regular Record Date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of such Officers’ Certificate, the Trustee shall forward such notice promptly to the Holders of the Notes.

Article V

CERTAIN COVENANTS

Section 5.01 Certain Covenants in Indenture Inapplicable to the Notes.

Holders of the Notes shall not have the benefit of and shall not be entitled to enforce the covenants contained in Sections 10.06 and 10.07 of the Original Indenture. Accordingly, for purposes of the Notes only, and not for purposes of any other series of Securities, Article X of the Original Indenture is hereby amended by deleting Sections 10.06 and 10.07 thereof.

Section 5.02 Restriction on Certain Payments During Optional Deferral Period.

(a) Subject to Section 5.02(b), during any Optional Deferral Period, the Issuer shall not (i) declare, pay or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its equity securities and (ii) make any payment of interest, principal, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Issuer that rank pari passu with or junior to the Notes.

(b) Notwithstanding the provisions of Section 5.02(a), the Issuer may take any of the following actions at any time, including during an Optional Deferral Period: (i) any of the actions described in Section 5.02(a) resulting from any reclassification of the Issuer’s equity securities or the exchange or conversion of one class or series of the Issuer’s equity securities for another class or series of the Issuer’s equity securities; (ii) the purchase of fractional interests in the Issuer’s equity securities pursuant to the conversion or exchange provisions of such equity security or the security being converted or exchanged; (iii) payments or distributions payable in the Issuer’s equity securities; (iv) redemptions, purchases or other acquisitions of the Issuer’s equity securities in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Issuer or any of the Issuer’s subsidiaries or in connection with a dividend or distribution reinvestment plan; or (v) any declaration of a distribution in connection with implementation of any rights plan, or the issuance of rights, equity securities or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

(c) For the avoidance of doubt, nothing contained herein shall prevent the Issuer from issuing any other securities, whether senior to, pari passu with or subordinated to the Notes, including securities having covenants and provisions the same as or similar to those applicable to the Notes, or any guarantees with respect thereto.

Article VI

SUBORDINATION

Section 6.01 Subordination.

(a) The Notes shall be subordinated to all Senior Indebtedness (as defined in this First Supplemental Indenture) of the Issuer on the terms and subject to the conditions set forth in Article XIV of the Original Indenture, as amended and supplemented hereby, and each Holder of Notes issued hereunder by such Holder’s acceptance thereof acknowledges and agrees that all Notes shall be issued subject to the provisions of this Article VI and such Article XIV and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

(b) The Notes shall be subordinated in right of payment to all of the Issuer’s present and future Senior Indebtedness, and shall rank pari passu in right of payment with Indebtedness Ranking on a Parity with the Notes.

Section 6.02 Amendment and Restatement of Certain Subordination Provisions.

(a) For purposes of the Notes only, and not for purposes of any other Securities, Sections 14.02 and 14.03 of the Original Indenture are hereby amended and restated in their entirety to read as follows:

Section 14.02 Liquidation, Dissolution and Bankruptcy. Upon any payment or distribution of the assets of the Partnership to creditors upon a total or partial liquidation or a total or partial dissolution of the Partnership or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Partnership or its property:

(a) holders of Senior Indebtedness of the Partnership shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest, if any, accruing on or after the commencement of a proceeding in bankruptcy, regardless of whether allowed as a claim against the Partnership in such bankruptcy proceeding) before Holders of Notes shall be entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes; and

(b) until the Senior Indebtedness of the Partnership is paid in full, any such distribution to which Holders of Notes would be entitled but for this Article XIV shall be made to holders of Senior Indebtedness of the Partnership as their interests may appear, except that such Holders may receive equity securities of the Partnership and any debt securities of the Partnership that are subordinated to Senior Indebtedness of the Partnership to at least the same extent as the Notes.

(b) For purposes of the Notes only, and not for purposes of any other Securities, Section 14.03 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.03 Default on Senior Indebtedness. The Partnership may not (a) make any payments of the principal of, or premium, if any, or interest on, the Notes, (b) make any deposit for the purpose of satisfaction and discharge of this Indenture with respect to the Notes or defeasance of the Notes pursuant to Article XIII or (c) purchase, redeem or otherwise retire any Notes (the foregoing clauses (a), (b) and (c) collectively, “pay the Notes”) if (i) any principal, premium or interest with respect to Senior Indebtedness of the Partnership is not paid within any applicable grace period (including at final maturity) or (ii) any other default on Senior Indebtedness of the Partnership occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Senior Indebtedness has been paid in full in cash; provided, however, that the Partnership may pay the Notes without regard to the foregoing if the Partnership and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of the Partnership. During the continuance of any default under any Senior Indebtedness of the Partnership (other than a default described in the immediately preceding clause (A) or clause (B) of the preceding sentence) that may cause the maturity of any Designated Senior Indebtedness of the Partnership to be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Partnership may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Partnership and the Trustee (at its Corporate Trust Office) of written notice of such default (a “Blockage Notice”) from the Representative of any Designated Senior Indebtedness of the Partnership, specifying an election to effect a Payment Blockage Period, and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice received by the Partnership and the Trustee (at its Corporate Trust Office) from the Person or Persons who gave such Blockage Notice, (2) by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given or (3) because the default giving rise to such Payment Blockage Period is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph of this Section 14.03), unless the holders of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, the Partnership may pay the Notes after the expiration of such Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period; provided, however, that in no event may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this Section 14.03, no default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Partnership

initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, regardless of whether within a period of 360 consecutive days, unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

Article VII

APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01 Applicability of Defeasance and Covenant Defeasance

The Notes will be subject to satisfaction, defeasance and discharge pursuant to Article XIII of the Original Indenture, as amended and supplemented hereby, in accordance with the provisions of such Article. For the avoidance of doubt, the covenants applicable to the Notes set forth herein, including, but not limited to, pursuant to Section 5.02, may be terminated pursuant to the covenant defeasance option set forth in Article XIII of the Original Indenture, as amended and supplemented hereby.

Article VIII

EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE

AND HOLDERS OF NOTES

Section 8.01 Amendment and Restatement of Events of Default Provisions.

(a) For purposes of the Notes only, and not for purposes of any other Securities, Section 5.01 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 5.01 Events of Default. “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) failure to pay principal of, or premium, if any, or interest on, the Notes when due at final maturity or earlier redemption;

(b) failure to pay interest on the Notes (including Additional Interest) when due and payable (other than at final maturity or upon earlier redemption) that continues for 30 days (it being understood that the deferral of interest as permitted by Article IV of the First Supplemental Indenture is not a default in payment of interest on the Notes); or

(c) the occurrence of a Bankruptcy Event with respect to the Issuer.

(b) For purposes of the Notes only, and not for purposes of any other Securities, Section 5.02 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 5.02 Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to the Notes occurs and is continuing, then, and in each and every case that an Event of Default described in clause (a) or clause (b) with respect to the Notes at the time Outstanding occurs and is continuing, unless the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Partnership (and to the Trustee if given by Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Notes, this Indenture or in the First Supplemental Indenture contained to the contrary notwithstanding. If an Event of Default described in clause (c) occurs, then and in each and every such case, unless the principal of and accrued and unpaid interest on all the Notes shall have become due and payable, the principal of, and accrued and unpaid interest on, all the Notes then Outstanding hereunder shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders, anything in the Notes, this Indenture or in the First Supplemental Indenture contained to the contrary notwithstanding.

The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee may rescind an acceleration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or accrued and unpaid interest that has become due solely because of acceleration. Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies, and powers of the parties hereto shall continue as though no such proceeding had been taken.

With respect to the Notes, the term “Default” shall mean the following event: default in the performance or breach of any covenant or warranty of the Partnership in this Indenture (other than (i) a covenant or warranty a default in the performance of which or the breach of which is addressed in Section 5.01 or (ii) any other covenants and warranties inapplicable to the Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Partnership by the Trustee, or to the Partnership and the Trustee by the holders of at least 25% in principal amount of the Outstanding Notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Partnership will be subject to the same obligations and restrictions, in each case, as would apply if such Default were an Event of Default or an event that after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued and unpaid interest on the Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to the requirement to exercise, with respect to the Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

The Trustee shall not be deemed to have notice of any Default or Event of Default, except an Event of Default under Section 5.01(a) or Section 5.01(b), unless a Trust Officer has received written notice of such Default or Event of Default at the Corporate Trust Office.

Article IX

MISCELLANEOUS PROVISIONS

Section 9.01 Ratification of Original Indenture and First Supplemental Indenture.

The Original Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Original Indenture, in the manner and to the extent herein and therein provided; provided, however, that the provisions of this First Supplemental Indenture apply solely with respect to the Notes. The Indenture shall, solely in respect of the Notes, be deemed a “junior subordinated indenture.”

Section 9.02 Non- Recourse to General Partner.

Obligations of the Issuer under this First Supplemental Indenture, the Original Indenture and the Notes are non-recourse to the General Partner, and its respective Affiliates (other than the Issuer), and payable only out of cash flow and assets of the Issuer. The Trustee, and each Holder of a Note by its acceptance thereof, will be deemed to have agreed in the Indenture that (1) neither the General Partner nor its assets (nor any of its Affiliates, other than the Issuer, or their respective assets) shall be liable for any of the obligations of the Issuer under the Indenture or the Notes, and (2) no director, officer, employee, stockholder, member or unitholder, as such, of the Issuer, the Trustee, the General Partner or any Affiliate of any of the foregoing entities shall have any personal liability in respect of the obligations of the Issuer under the Indenture or the Notes by reason of his, her or its status. Each Holder of Notes by accepting a Note waives and releases the General Partner and its directors, officers, employees and sole member from all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 9.03 Treatment of the Notes.

By its acceptance of the Notes or a beneficial interest therein, each Holder and beneficial owner of such Notes shall be deemed to have agreed to treat such Notes as indebtedness for all United States federal, state and local tax purposes.

Section 9.04 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.05 Separability.

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of such Notes, but this First Supplemental Indenture and such Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.06 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of signed copies of this First Supplemental Indenture by facsimile transmission or emailed portable document format (pdf) shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and such copies may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format (pdf) shall be deemed to be their original signatures for all purposes other than authentication of Notes by the Trustee.

Section 9.07 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Issuer.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered, all as of the day and year first written above.

BUCKEYE PARTNERS, L.P.,
as Issuer

By:	BUCKEYE GP LLC,
its General Partner

By:	/s/ Keith E. St.Clair
Name: Keith E. St.Clair
Title: Executive Vice President and Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY,
as Trustee

By:	/s/ Gregory Yanok
Name: Gregory Yanok
Title: Authorized Officer

Exhibit A

FORM OF NOTE

[FACE OF SECURITY]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

No. R-	$ [which amount may be
CUSIP: 118230 AS0	increased or decreased by the Schedule
of Increases and Decreases in Global Security attached hereto.]*

BUCKEYE PARTNERS, L.P.

JUNIOR SUBORDINATED NOTES DUE 2078

BUCKEYE PARTNERS, L.P., a Delaware limited partnership (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to                      or its registered assigns, the principal sum of                      ($        ) U.S. dollars, [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security,]* on January 22, 2078 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon as provided below.

From January 22, 2018 to, but not including, January 22, 2023 or an earlier Redemption Date (the “Fixed Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest

*	To be included in a Book-Entry Note.

hereon will bear interest at the per annum rate of 6.375% payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Issuer to elect to defer payments of interest) semi-annually in arrears on January 22 and July 22, of each year, commencing July 22, 2018 through the end of the Fixed Rate Period, compounded semi-annually at such per annum rate in the case of any deferred or overdue interest. From and including January 22, 2023 to, but not including, the final maturity date hereof or an earlier Redemption Date (the “Floating Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest during each Quarterly Interest Period at a floating rate based on the Three-Month LIBOR Rate for such Floating Rate Period, calculated pursuant to the Indenture, plus 402 basis points (4.02%), reset quarterly, payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Issuer to elect to defer payments of interest) quarterly in arrears on each January 22, April 22, July 22 and October 22, commencing April 22, 2023 through the end of the Floating Rate Period, compounded quarterly at such prevailing Floating Rate in the case of any deferred or overdue interest. Payments of interest due on the Notes shall be payable to the Person in whose name such Note is registered on the Regular Record Date immediately preceding the applicable Interest Payment Date; provided that interest payable at final maturity or on a Redemption Date shall be paid to the Person to whom principal of the Note is payable.

Reference is made to the further provisions of the Notes set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The terms of the Indenture are incorporated herein by reference. Any term defined in the Indenture has the same meaning when used herein.

If and to the extent any provision of the Indenture limits, qualifies, or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.

The Notes shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

BUCKEYE PARTNERS, L.P.

By:	BUCKEYE GP LLC,
its general partner

By:
Name:

Dated: ●

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

BRANCH BANKING AND TRUST COMPANY,
as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

BUCKEYE PARTNERS, L.P.

JUNIOR SUBORDINATED NOTES DUE 2078

The Notes are one of a duly authorized issue of Securities of the Issuer issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. The Notes are of a series designated as the Junior Subordinated Notes due 2078 of the Issuer (the “Notes”).

1.	Interest.

During the Fixed Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest at the per annum rate of 6.375%, payable (subject to the provisions of the Indenture relating to interest deferrals more fully described below) semi-annually in arrears on January 22 and July 22 of each year, commencing July 22, 2018 through the end of the Fixed Rate Period, compounded semi-annually at such per annum rate (in the case of any deferred or overdue interest). If an Interest Payment Date occurs during the Fixed Rate Period on a day that is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

During the Floating Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest during each Quarterly Interest Period at the applicable Floating Rate for such Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture relating to interest deferrals more fully described below) quarterly in arrears on each Quarterly Interest Payment Date (as defined below) through the end of the Floating Rate Period, compounded quarterly at such prevailing Floating Rate (in the case of any deferred or overdue interest). “Quarterly Interest Payment Date” means each January 22, April 22, July 22 and October 22 during the Floating Rate Period, commencing April 22, 2023; provided, however, that if any such day (other than on January 22, 2078 or an earlier Redemption Date) is not Business Day, then the Quarterly Interest Payment Date shall be the next day that is a Business Day, except that if such next day that is a Business Day falls in the next succeeding calendar month, then such payment shall be made on the immediately preceding Business Day.

During the Fixed Rate Period, the amount of interest payable on any Semi-Annual Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months. During the Floating Rate Period, the amount of interest payable on any Quarterly Interest Payment Date will be computed on the basis of the actual number of days elapsed during the immediately prior Quarterly Interest Period divided by 360.

2.	Optional Deferral of Interest.

Subject to the terms of the Indenture, the Issuer shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest or Deferred Interest otherwise due on the Notes on any Interest Payment Date as set forth in Article IV of the First Supplemental Indenture (as defined below). No interest on the Notes shall be due and payable on any Interest Payment Date during an Optional Deferral Period; however, interest shall accrue on the Notes during such period in accordance with the Indenture.

3.	Method of Payment.

The Issuer shall pay interest on the Notes (except Defaulted Interest) to the Persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the applicable Interest Payment Date. The Issuer shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Notes in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Issuer maintained for such purpose within the contiguous United States, which initially will be the Corporate Trust Office, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders on the relevant Regular Record Date at their addresses set forth in the Security Register of Holders or at the option of the Holder, payment of interest on Notes in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent. The Holder must surrender this Note to a paying agent to collect payment of principal.

4.	Paying Agent and Registrar.

Initially, Branch Banking and Trust Company will act as paying agent and Registrar. The Issuer may change any paying agent or Registrar at any time upon notice to the Trustee and the Holders. The Issuer may act as paying agent.

5.	Indenture.

The Notes are one of a duly authorized issue of Securities of the Issuer issued, or to be issued, under the Indenture, dated as of January 22, 2018 (the “Original Indenture”) between Buckeye Partners, L.P., as issuer, and Branch Banking and Trust Company, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of January 22, 2018 (the “First Supplemental Indenture”), between the Issuer and the Trustee, providing for the issuance of Securities of the series whose designation appears on the face hereof. The Original Indenture, as amended and supplemented by the First Supplemental Indenture, and as may be further duly amended and supplemented in accordance with the terms thereof in relation to the Notes, is referred to herein as the “Indenture.” Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture.

The terms of the Notes include those stated in the Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the First Supplemental Indenture, and those terms stated in the First Supplemental Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them. The Notes are junior subordinated obligations of the Issuer and are not secured by any of the assets of the Issuer.

6.	Denominations; Transfer; Exchange.

The Notes are to be issued in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7.	Person Deemed Owners.

The registered Holder of Notes may be treated as the owner of it for all purposes.

8.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Securities of each series affected. Without consent of any Holder of Notes, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or correct any inconsistency. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes that may be issued in exchange or substitution herefor, irrespective of whether any notation thereof is made upon this Note or such other Notes.

9.	Defaults and Remedies.

Certain events of bankruptcy, insolvency or reorganization involving the Issuer are Events of Default that will result in the principal amount of the Notes, together with accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare the principal amount of all the Notes, together with accrued and unpaid interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court already rendered and if all Events of Default with respect to the Notes, other than the nonpayment of the principal, premium, if any, or accrued and unpaid interest that has become due solely by such declaration of acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity or security satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power with respect to the Notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Issuer will be subject to the same obligations and restrictions, in each case, as would apply if such Default were an Event of Default or an event that after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued and unpaid interest on the Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to the requirement to exercise, with respect to the Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

10.	Trustee Dealings with Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates or any subsidiary of the Issuer’s Affiliates, and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

11.	Authentication.

This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

12.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such number as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

14.	Absolute Obligation.

No reference herein to the Indenture and no provision of the Notes or the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes in the manner, at the respective times, at the rate and in the coin or currency therein and herein prescribed.

15.	No Recourse.

Obligations of the Issuer under the Notes, the First Supplemental Indenture and the Original Indenture are non-recourse to the General Partner, and its respective Affiliates (other than the Issuer), and payable only out of cash flow and assets of the Issuer. The Trustee, and each Holder of a Note by its acceptance thereof, will be deemed to have agreed in the Indenture that (1) neither the General Partner nor its assets (nor any of its Affiliates, other than the Issuer, or their respective assets) shall be liable for any of the obligations of the Issuer under the Indenture or the Notes, and (2) no director, officer, employee, stockholder or unitholder, as such, of the Issuer, the Trustee, the General Partner or any Affiliate of any of the foregoing entities shall have any personal liability in respect of the obligations of the Issuer under the Notes or the Indenture by reason of his, her or its status.

16.	Ranking.

The Notes rank junior and subordinate in rank and priority of payment to all of the Issuer’s Senior Indebtedness as more fully provided in Article XIV of the Indenture and Article VI of the First Supplemental Indenture.

17.	Optional Redemption.

The Notes are subject to redemption prior to final maturity at the redemption prices and in the manner provided in the First Supplemental Indenture.

18.	Governing Law.

The Notes shall be construed in accordance with and governed by the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	– as tenants in common	UNIF GIFT MIN ACT –
(Cust.)

TEN ENT	– as tenants by entireties	Custodian for:
(Minor)

JT TEN	– as joint tenants with right of	under Uniform Gifts to
	survivorship and not as tenants in common	Minors Act of
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

__________________________________________________________

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

__________________________________________________________

______________________________________________________________________

_______________________________________________________________________

Please print or type name and address including postal zip code of assignee the within Security and all rights thereunder, hereby irrevocably constituting and appointing

__________________________________________________________

to transfer said Security on the books of the Issuer, with full power of substitution in the premises.

Dated
Registered Holder

SCHEDULE OF INCREASES OR DECREASES

IN GLOBAL SECURITY1

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depositary

[1]	To be included in a Book-Entry Note